Exhibit 99.1

Micromet Reports Fourth Quarter and Full Year 2010 Financial Results and Provides 2011 Outlook

-	Preliminary results from Phase 2 r/r ALL trial of blinatumomab expected in Q2 2011
-	Positive results from Phase 2 trial of blinatumomab in MRD-positive ALL reported in Q2 and Q4 2010; Pivotal trial enrolling
-	Ended 2010 with $222.7 million in Cash, Cash Equivalents and Investments; Sufficient to Fund Operations into 2013

Bethesda, MD, March 3, 2011 – Micromet, Inc. (NASDAQ: MITI), a biopharmaceutical company focused on the development and commercialization of next-generation antibodies for the treatment of cancer, today announced its financial results for the fourth quarter and full year ended December 31, 2010.  The Company also highlighted recent pipeline progress and outlined expected 2011 milestones.

"Over the past 12 months, we planned and successfully launched a clinical development program aimed at establishing our lead product candidate blinatumomab as a key component of treatment for patients with acute lymphoblastic leukemia,” said Christian Itin, Ph.D., Micromet's President and Chief Executive Officer.  "We are well positioned to build on that progress in 2011, with a strong balance sheet, expected release of key data from on-going blinatumomab trials, and the planned expanded development of blinatumomab in pediatric relapsed/refractory ALL patients.”

2010 Pipeline Progress & 2011 Outlook

Blinatumomab in Relapsed/Refractory Adult Acute Lymphoblastic Leukemia

•
In September 2010, the Company initiated a Phase 2 single-arm trial that will look to enroll approximately 20 adult patients with relapsed/refractory ALL.  Data from this trial, if positive, would inform the design of a multi-center international trial expected to start in 2012 and intended to support global registration of blinatumomab in adult relapsed/refractory ALL.

•	In March 2011, the Company submitted an abstract reflecting interim data from the Phase 2 trial for potential presentation at the European Hematology Association’s Annual Meeting in June 2011.
•	The Company currently expects to complete enrollment in this trial in the second half of 2011 and anticipates reporting updated results before year end.

Blinatumomab in MRD-positive Adult Acute Lymphoblastic Leukemia

•
In June and December 2010, investigators reported positive results from a multi-center Phase 2 trial of blinatumomab in patients with minimal residual disease (MRD)-positive ALL.  80% of patients (16 of 20) achieved a molecular complete response, the primary endpoint of the trial, all within the first cycle of treatment.  As of November 2010, 60% of patients were alive without clinical evidence that their disease had come back, with a follow-up period of up to 27.5 months

•
In September 2010, the Company initiated a European pivotal Phase 2 multi-center, single-arm study, also known as BLAST (Blinatumomab Adult ALL MRD Study of T cell engagement) that will look to enroll 130 adult patients with B-precursor ALL with MRD after treatment with front-line chemotherapy.  Data from the trial, if positive, is intended to support a market authorization in Europe.  The Company currently expects to complete patient enrollment by the end of 2012.

Blinatumomab in Relapsed/Refractory Pediatric Acute Lymphoblastic Leukemia

•
In mid-2011 the Company plans to initiate a Phase 1/2 single-arm trial in collaboration with leading cooperative groups. The trial will enroll approximately 80 pediatric and adolescent patients with relapsed/refractory ALL at investigative sites in the EU and US.  This trial builds on the experience of pediatric patients treated with blinatumomab on a compassionate-use basis as published in Leukemia in October 20101 and will look to identify a relevant dose of blinatumomab for use in children and obtain a first assessment of potential efficacy in this disease setting.

Blinatumomab in Relapsed/Refractory Non-Hodgkin’s Lymphoma

•
In June and December 2010 investigators reported updated results from a multi-center Phase 1 trial of blinatumomab in patients with relapsed non-Hodgkin’s lymphoma (NHL).  82% of patients (18 of 22) who received the target dose of 60 micrograms per meter squared achieved a response.

•	In 2011, the Company plans to present updated results from the Phase 1 trial of blinatumomab in patients with NHL, with a focus on the expanded experience in diffuse large B-cell lymphoma.

MT110 in Advanced Solid Tumors

•
In January 2011, the Company resumed enrollment of a Phase 1 trial in patients with advanced solid tumors.  The Company currently expects to report updated data from this trial in the second half of 2011.

MT111 (MedImmune BiTE Antibody) in Advanced Gastrointestinal Cancers

•	In January 2011, the Company announced that its licensee for MT111, MedImmune, the global biologics unit of AstraZeneca, initiated a Phase 1 trial in patients with advanced gastrointestinal cancers.

MT112 (Bayer Schering BiTE Antibody) in Pre-clinical Development

•
In November 2010, the Company announced plans to advance its BiTE antibody MT112 into formal preclinical development in collaboration with its partner Bayer Schering Pharma AG.  Completion of this milestone triggered a $3.4 million payment to Micromet that the Company recognized in the fourth quarter of 2010.

•	In April 2011, the Company will report first pre-clinical data on MT112 at the American Association of Cancer Research’s Annual Meeting in April.

Fourth Quarter Reported Results
For the three months ended December 31, 2010, Micromet recognized total revenues of $9.2 million, compared to $4.6 million for the same period in 2009. Total operating expenses were $19.9 million for the three months ended December 31, 2010.  This compares to $28.3 million in total operating expenses for the same period in 2009.

Loss from operations for the three months ended December 31, 2010 was $10.6 million, compared to a loss from operations of $23.7 million for the same period in 2009.  For the three months ended December 31, 2010, Micromet reported a net loss of $14.9 million, or $0.17 per basic and diluted common share, compared to a net loss of $23.5 million, or $0.34 per basic and diluted common share, for the same period in 2009.

Full Year Reported Results
For the year ended December 31, 2010, Micromet recognized total revenues of $28.7 million, compared to $21.0 million for 2009. Total operating expenses were $70.8 million for the year ended December 31, 2010. This compares to $70.4 million in total operating expenses for 2009.

Loss from operations for the year ended December 31, 2010 was $42.1 million, compared to a $49.4 million loss from operations in 2009.

For the year ended December 31, 2010, Micromet reported a net loss of $44.8 million, or
$0.56 per basic and diluted common share, compared to a net loss of $57.7 million, or $0.98 per basic and diluted common share, for 2009.

Net cash used in operating activities was $33.2 million for the year ended December 31, 2010 compared to $8.9 million used in operating activities for 2009. Micromet's cash, cash equivalents and investments were $222.7 million as of December 31, 2010.

Webcast and Conference Call
Micromet management will host a conference call today at 8:30 AM ET to review the Company’s fourth quarter and full year 2010 results.   To participate in the conference call, please dial 866-271-0675 (domestic) or 617-213-8892 (international) and reference the access code 80616311. The presentation will be available via webcast in the Investor and Media section of the Micromet website at www.micromet.com

A replay of the call will be available from 11:30 AM ET on March 3, 2011 until midnight ET on April 3, 2011. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international) and reference the access code 10235026. The archived webcast will be available for 30 days at www.micromet.com.

About Micromet, Inc.
Micromet, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibody-based therapies for the treatment of cancer. Its product development pipeline includes novel antibodies generated with its proprietary BiTE® technology, as well as conventional monoclonal antibodies. The Company’s lead product candidate blinatumomab (MT103) is currently the subject of a European pivotal trial in patients with minimal residual disease positive acute lymphoblastic leukemia.  Micromet has collaborations with a number of leading pharmaceutical and biotechnology companies, including Bayer Schering Pharma, Boehringer Ingelheim, MedImmune, Merck Serono, Nycomed and sanofi-aventis. Additional information can be found at www.micromet.com.

Safe Harbor Statement
This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding the development and commercialization of blinatumomab and other BiTE antibodies by us and our collaborators, including the development of BiTE antibodies for the treatment of hematological cancers and the conduct and timing of ongoing and future clinical trials involving these product candidates, as well as plans regarding our regulatory strategy and announcements and publication of clinical data and statements regarding our available cash resources. You are urged to consider statements that include the words “continues,” "will," "believes," "potential," "plans," "intends," “expects” or the negative of those words or other similar words to be uncertain and forward-looking. Factors that may cause actual results to differ materially from any future results expressed or implied by any forward-looking statements include the risk that blinatumomab or our other product candidates do not demonstrate safety and/or efficacy in future clinical trials, delays in development and testing, the risk that we will not obtain approval to market blinatumomab or our other BiTE antibodies, and the risks associated with reliance on outside financing to meet capital requirements. These factors and others are more fully discussed in Micromet's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 5, 2010 and amended on July 20, 2010, and Micromet's Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed with the SEC on November 9, 2010, as well as other filings by the Company with the SEC.

Contact:
Jennifer Neiman
Director, Corporate Communications
Micromet, Inc.
jennifer.neiman@micromet.com
240-486-4413

Reference:
1 Leukemia. 2011 Jan;25(1):181-4. Epub 2010 Oct 14.

Micromet, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$97,509	$113,434
Short-term investments	123,458	4,169
Accounts receivable, net of allowances	1,047	464
Prepaid expenses and other current assets	3,850	2,156
Total current assets	225,864	120,223
Property and equipment, net	5,577	3,959
Goodwill	6,462	6,462
Patents, net	300	1,016
Long-term investments	1,705	-
Restricted cash	2,396	3,153
Total assets	$242,304	$134,813

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,150	$6,053
Accrued expenses	11,314	16,360
Warrant liabilities	23,858	20,244
Current portion of deferred revenue	5,695	9,838
Total current liabilities	46,017	52,495
Deferred revenue, net of current portion	20,538	13,281
Other non-current liabilities	1,160	2,196
Stockholders’ equity:
Preferred stock, $0.00004 par value; 10,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.00004 par value; 150,000 shares authorized; 91,160 and 69,178 shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively	4	3
Additional paid-in capital	470,368	314,627
Accumulated other comprehensive income	4,819	8,062
Accumulated deficit	(300,602)	(255,851)
Total stockholders´ equity	174,589	66,841
Total liabilities and stockholders’ equity	$242,304	$134,813

Micromet, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenues
Collaboration agreements	$8,920	$4,323	$27,947	$19,584
License fees and other	307	304	797	1,457
Total revenues	9,227	4,627	28,744	21,041
Operating expenses
Research and development	13,691	23,272	49,375	53,423
General and administrative	6,174	5,074	21,432	17,010
Total operating expenses	19,865	28,346	70,807	70,433
Loss from operations	(10,638)	(23,719)	(42,063)	(49,392)
Other income (expense)
Interest expense	270	(59)	(108)	(281)
Interest income	(178)	73	355	419
Change in fair value of warrants	(5,132)	233	(3,614)	(7,950)
Other income	742	(41)	679	(478)
Net loss	(14,936)	(23,513)	(44,751)	(57,682)
Basic and diluted net loss per common share	$(0.17)	$(0.34)	$(0.56)	$(0.98)
Weighted average shares used to compute basic and diluted net loss per share	85,879	69,035	79,726	58,582